                                                                    EXHIBIT 99.3

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

      Our current interest rate risk exposure is related primarily to our debt portfolio and energy trading and non-trading portfolios.

      A significant portion of our debt portfolio is comprised of fixed rate debt in order to mitigate the impact of fluctuations in interest rates. We have historically utilized interest rate swaps and interest rate forward contracts to further mitigate risk. Currently, we do not have outstanding swaps or forward contracts related to our debt portfolio. The maturity of our long-term debt portfolio is partially influenced by the expected life of our operating assets.

      We also have interest rate risk in long-dated energy contracts included in our energy trading and non-trading portfolios. The value of these transactions can fluctuate daily based on movements in the underlying interest rates. We use floating to fixed interest rate swaps, bond futures and Eurodollar contracts to manage this variable rate exposure. At December 31, 2003, the notional amount of the outstanding contracts included in our energy trading and non-trading portfolios was $860 million.

      The tables below provide information as of December 31, 2003 and 2002, about our interest rate risk sensitive instruments. Long-term debt in the tables represents principal cash flows, net of (discount) premium, and weighted-average interest rates by expected maturity dates.

                                                                                                                  FAIR VALUE
                                                                                                                 DECEMBER 31,
                                       2004       2005       2006       2007       2008    THEREAFTER   TOTAL        2003
                                     -------    -------    -------    -------    -------   ----------  -------   ------------
                                                                        (DOLLARS IN MILLIONS)
Notes payable ...................    $     3    $    --    $    --    $    --    $    --    $    --    $     3     $     3
Interest rate ...................        6.6%
Long-term debt, including current
 portion:
 Fixed rate .....................    $   841    $   232    $   957    $ 1,527    $   374    $ 7,362    $11,293     $11,574
 Interest rate ..................        7.5%       7.5%       7.5%       7.7%       7.8%       7.7%
 Variable rate ..................    $    94    $    15    $    15    $   493    $    11    $    54    $   682     $   708
 Interest rate(1) ...............
Marketable securities
 Notional amount(4) .............    $   379    $    --    $    --    $    --    $    --    $    --    $   379     $   381
 Fixed rate .....................        3.5%

                                                                                                                  FAIR VALUE
                                                                                                                 DECEMBER 31,
                                       2003       2004       2005       2006       2007    THEREAFTER   TOTAL        2002
                                     -------    -------    -------    -------    -------   ----------  -------   ------------
                                                                        (DOLLARS IN MILLIONS)
Notes payable(2) ................    $   996    $    --    $    --    $    --    $    --    $    --    $   996     $ 1,063
Interest rate ...................        5.4%
Long-term debt, including current
 portion:
 Fixed rate .....................    $   328    $ 1,591    $ 1,340    $   954    $   423    $ 6,549    $11,185     $ 7,674
 Interest rate ..................        7.8%       7.7%       7.6%       7.8%       7.9%       8.2%
Variable rate ...................    $   753    $     1    $    --    $    78    $    --    $    --    $   832     $   832
 Interest rate(3)
 Capital leases .................    $    --    $    --    $   140    $    --    $    --    $    --    $   140     $   140
 Lease rate .....................                              6.4%

---------

(1)   2003 -- Weighted-average interest rate is LIBOR plus 3.75 percent.

(2) $922 million of notes payable relates to the RMT note payable (see Note 11 of Notes to Consolidated Financial Statements). The variable rate portion related to these notes is based on the Eurodollar rate, plus 4 percent per annum. An additional 14 percent fixed rate, compounded quarterly, accrues to the RMT note payable.

(3) 2002 -- Weighted-average interest rate through 2006 is LIBOR plus an applicable margin ranging from 1.125 percent to 5.0 percent, except $178 million at Eurodollar plus 4.25 percent; weighted-average interest rate in 2007 is Eurodollar plus 4.25 percent.

(4) The marketable securities mature in 2004. The Balance Sheet classification is determined based on the expected term of the underlying collateral requirement (see Note 1 of Notes to Consolidated Financial Statements).

                                     99.3-1

COMMODITY PRICE RISK

      We are exposed to the impact of market fluctuations in the price of natural gas, power, crude oil, refined products and natural gas liquids. We are exposed to these risks in connection with our owned energy-related assets, our long-term energy-related contracts and our proprietary trading activities. We manage the risks associated with these market fluctuations using various derivatives. The fair value of derivative contracts is subject to changes in energy-commodity market prices, the liquidity and volatility of the markets in which the contracts are transacted, and changes in interest rates. We measure the risk in our portfolios using a value-at-risk methodology to estimate the potential one-day loss from adverse changes in the fair value of the portfolios.

      Value at risk requires a number of key assumptions and is not necessarily representative of actual losses in fair value that could be incurred from the portfolios. The value-at-risk model assumes that, as a result of changes in commodity prices, there is a 95 percent probability that the one-day loss in fair value of the portfolios will not exceed the value at risk. The value-at-risk model uses historical simulations to estimate hypothetical movements in future market prices. In these simulations, we assume normal market conditions and historical market prices. In applying the value-at-risk methodology, we do not consider that changing the portfolio in response to market conditions could affect market prices and could take longer than a one-day holding period to execute. While a one-day holding period has historically been the industry standard, a longer holding period could more accurately represent the true market risk given market liquidity and our own credit and liquidity constraints.

      We segregated our derivative contracts into trading and non-trading contracts, as defined in the following paragraphs. We calculate value at risk separately for these two categories. Derivative contracts designated as normal purchases or sales under SFAS No. 133 and non-derivative energy contracts have been excluded from our estimation of value at risk.

TRADING

      At December 31, 2003, our trading portfolio consists of derivative contracts entered into to provide price risk management services to third-party customers. Only contracts that meet the definition of a derivative are carried at fair value on the balance sheet. At December 31, 2002, both derivatives and non-derivative energy-related contracts were carried at fair value on the balance sheet in accordance with EITF 98-10. With the adoption of EITF 02-3 on January 1, 2003, we discontinued reporting non-derivative contracts at fair value. In addition, during the second quarter of 2003, consistent with our intention to exit the merchant energy trading business, we reassessed which contracts were considered trading and which were hedges or potential hedges of our long-dated power business. This resulted in the reclassification of certain derivative contracts related to our Power segment to the non-trading portfolio during 2003.

      The value at risk for contracts held for trading purposes was $5 million and $36 million at December 31, 2003 and 2002, respectively. The value at risk for contracts held at December 31, 2002, has been restated to exclude the non-derivative contracts that are no longer carried at fair value on the balance sheet. The trading portfolio value at risk at December 31, 2002, includes all the derivative contracts, except for those designated as SFAS No. 133 hedges, from our Power segment and the natural gas liquids trading operations reported in the Midstream segment, as those contracts were all considered trading at that time. During the year ended December 31, 2003, our value at risk for contracts considered trading ranged from a high of $36 million to a low of $5 million.

                                     99.3-2

NON-TRADING

      Our non-trading portfolio consists of contracts that hedge or could potentially hedge the price risk exposure from the following activities:

        SEGMENT                COMMODITY PRICE RISK EXPOSURE
------------------------       -----------------------------
Exploration & Production         -   Natural gas sales

Midstream                        -   Natural gas liquids
                                     purchases
                                 -   Natural gas liquids
                                     sales
                                 -   Natural gas purchases
                                 -   Electricity purchases

Power                            -   Natural gas purchases
                                 -   Electricity purchases
                                 -   Electricity sales

      The value at risk for contracts held for non-trading purposes was $18 million at December 31, 2003 and $45 million at December 31, 2002. During the year ended December 31, 2003, our value at risk for contracts considered non-trading ranged from a high of $45 million to a low of $18 million. As discussed in the Trading section above, we reassessed which contracts were considered trading and which contracts were considered non-trading during the second quarter of 2003. Certain of these contracts are accounted for as cash flow hedges under SFAS No. 133. We did not consider the underlying commodity positions to which the cash flow hedges relate in our value-at-risk model. Therefore, value at risk does not represent economic losses that could occur on a total non-trading portfolio that includes the underlying commodity positions.

FOREIGN CURRENCY RISK

      We have international investments that could affect our financial results if the investments incur a permanent decline in value as a result of changes in foreign currency exchange rates and the economic conditions in foreign countries.

      International investments accounted for under the cost method totaled $95 million and $130 million at December 31, 2003, and 2002, respectively. These investments are primarily in non-publicly traded companies for which it is not practicable to estimate fair value; therefore, the fair value of these investments is deemed to approximate their carrying amount. We continue to believe that we can realize the carrying value of these investments considering the status of the operations of the companies underlying these investments. If a 20 percent change occurred in the value of the underlying currencies of these investments against the U.S. dollar, the fair value of these investments at December 31, 2003, could change by approximately $19 million assuming a direct correlation between the currency fluctuation and the value of the investments.

      Net assets of consolidated foreign operations whose functional currency is the local currency are located primarily in Canada and approximate 15 percent of our net assets at December 31, 2003. These foreign operations do not have significant transactions or financial instruments denominated in other currencies. However, these investments do have the potential to impact our financial position, due to fluctuations in these local currencies arising from the process of re-measuring the local functional currency into the U.S. dollar. As an example, a 20 percent change in the respective functional currencies against the U.S. dollar could have changed stockholders' equity by approximately $125 million at December 31, 2003.

      We historically have not utilized derivatives or other financial instruments to hedge the risk associated with the movement in foreign currencies with the exception of a Canadian dollar-denominated note receivable (see Note 15 of Notes to Consolidated Financial Statements). However, we monitor currency fluctuations and could potentially use derivative financial instruments or employ other investment alternatives if cash flows or investment returns so warrant.

                                     99.3-3